UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                Axcan Pharma Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    054923107
             ------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[   ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  054923107
--------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

               Claude Sauriol
               ...............................................................
--------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
               INSTRUCTIONS)
               (a)  [ ]
               ...............................................................
               (b)  [ ]
               ...............................................................
--------------------------------------------------------------------------------
     3. SEC USE ONLY..........................................................
--------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION                 Canada
                                            ..................................
--------------------------------------------------------------------------------
                          5. SOLE VOTING POWER                3,500
                                                ..............................
                        --------------------------------------------------------
Number of Shares          6. SHARED VOTING POWER          2,197,060
Beneficially Owned by                           ..............................
Each Reporting Person   --------------------------------------------------------
With                      7. SOLE DISPOSITIVE POWER           3,500
                                                   ...........................
                        --------------------------------------------------------
                          8. SHARED DISPOSITIVE POWER     2,197,060
                                                     .........................
--------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          2,200,560
--------------------------------------------------------------------------------
        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [  ]
    10. SHARES (SEE INSTRUCTIONS)                                  ...........
--------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      4.9%
                                                         .....................
--------------------------------------------------------------------------------
    12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)             IN
                                                   ...........................
--------------------------------------------------------------------------------

CUSIP No.  054923107
--------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

               Jean Sauriol
        ......................................................................
--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [ ]
            ..................................................................
        (b) [ ]
            ..................................................................
--------------------------------------------------------------------------------
     3. SEC USE ONLY..........................................................
--------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION                   Canada
                                            ..................................
--------------------------------------------------------------------------------
                         5. SOLE VOTING POWER                   6,100
                                               ...............................
--------------------------------------------------------------------------------
Number of Shares         6. SHARED VOTING POWER             2,197,060
Beneficially Owned by                          ...............................
Each Reporting Person   --------------------------------------------------------
With                     7. SOLE DISPOSITIVE POWER              6,100
                                                  ............................
                        --------------------------------------------------------
                         8. SHARED DISPOSITIVE POWER        2,197,060
                                                    ..........................
--------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            2,203,160
--------------------------------------------------------------------------------
        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN   [  ]
    10. SHARES (SEE INSTRUCTIONS)                                   .........
--------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        4.9%
                                                         .....................
--------------------------------------------------------------------------------
    12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)               IN
                                                   ...........................
--------------------------------------------------------------------------------

CUSIP No.  054923107
--------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

               Placements Jen-Clo Inc.
               ...............................................................
--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [ ]
            ..................................................................
        (b) [ ]
            ..................................................................
--------------------------------------------------------------------------------
     3. SEC USE ONLY..........................................................
--------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION                Canada
                                            ..................................
--------------------------------------------------------------------------------
                         5. SOLE VOTING POWER                    0
                                             .................................
                        --------------------------------------------------------
Number of Shares         6. SHARED VOTING POWER          2,197,060
Beneficially Owned by                          ...............................
Each Reporting Person   --------------------------------------------------------
With                     7. SOLE DISPOSITIVE POWER               0
                                                  ............................
--------------------------------------------------------------------------------
                         8. SHARED DISPOSITIVE POWER     2,197,060
                                                    ..........................
--------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         2,197,060
--------------------------------------------------------------------------------
        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [  ]
    10. SHARES (SEE INSTRUCTIONS)                                  ..........
--------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          4.9%
                                                         .....................
--------------------------------------------------------------------------------
     12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                CO
                                                    ..........................
--------------------------------------------------------------------------------

Item 1.

               (a)   Name of Issuer:

                     Axcan Pharma Inc.

               (b)   Address of Issuer's Principal Executive Offices:

                     597, Blvd. Laurier
                     Mont-Saint-Hilaire, Quebec J3H 6C4
                     Canada

Item 2.

               (a)   Name of Person Filing:

                     Claude Sauriol
                     Jean Sauriol
                     Placements Jen-Clo, Inc.

               (b) Address of Principal Business Office or, if none, Residence:

                     Claude Sauriol and
                     Placements Jen-Clo, Inc.
                     568, Terrasse Cyr
                     Laval, Quebec H7X 2H8
                     Canada

                     Jean Sauriol
                     269 Geoffroy
                     Laval, Quebec H7G 1V9
                     Canada

               (c)   Citizenship:

                     Claude Sauriol - Canada.

                     Jean Sauriol - Canada.

                     Placements Jen-Clo - Canada.

               (d)   Title of Class of Securities:

                     Common Stock

               (e)   CUSIP Number:

                     054923107


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

                     Not applicable. This statement is filed pursuant to Rule 13d-1(c).

Item 4.        Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount beneficially owned:   2,206,660*
                                             .................................
               (b) Percent of class:                  4.9%
                                    ..........................................
               (c) Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote         9,600*
                                                               ...............
                   (ii) Shared power to vote or to direct the vote: 2,197,060*
                                                                   ...........
                   (iii) Sole power to dispose or to direct the
                         disposition of       9,600*
                                       .......................................
                   (iv)  Shared power to dispose or to direct the
                         disposition of       2,197,060*
                                       .......................................

               * Placements Jen-Clo Inc. is wholly owned by Jean Sauriol and
                 Claude Sauriol. Placements Jen-Clo Inc. beneficially owns 2,197,060 shares. Claude Sauriol owns 3,500 shares individually, and Jean Sauriol owns 6,100 shares individually. Under Rule 13d-3, Claude Sauriol and Jean Sauriol are deemed to be the beneficial owners of the shares owned by Placements Jen-Clo Inc.


Item 5.        Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.


Item 8.        Identification and Classification of Members of the Group.

Not applicable.


Item 9.        Notice of Dissolution of Group.

Not applicable.

Item 10.       Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

A. Joint Filing Agreement, dated as of April 28, 2003, among Claude Sauriol, Jean Sauriol and Placements Jen-Clo.







                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 28, 2003                   PLACEMENTS JEN-CLO INC.



                                         By:/s/ Jean Sauriol
                                            ------------------------
                                            Name: Jean Sauriol



                                         /s/ Jean Sauriol
                                         ---------------------------
                                         Jean Sauriol


                                         /s/ Claude Sauriol
                                         ---------------------------
                                         Claude Sauriol

                                    EXHIBIT A


                             Joint Filing Agreement
                             ----------------------


         This will confirm the agreement by and among the undersigned that the
Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership of the undersigned of shares of common stock of Axcan Pharma Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  April 28, 2003

                                 /s/ Claude Sauriol
                                 -------------------------------------
                                 Claude Sauriol


                                 /s/ Jean Sauriol
                                 -------------------------------------
                                 Jean Sauriol


                                 PLACEMENTS JEN-CLO, INC.


                                 By: /s/ Claude Sauriol
                                     ---------------------------------
                                     Claude Sauriol

                                 By: /s/ Jean Sauriol
                                     ---------------------------------
                                     Jean Sauriol